Exhibit 99.5

900 King Street Suite 100 Rye Brook, NY 10573	Tel 914.307.000 Fax 914.307.4044

March 2, 2009

Re:	World Monitor Trust II (Series D and F)

Dear Investor,

Please be advised that effective March 31, 2009, World Monitor Trust II – Series D and World Monitor Trust II – Series F will invest into WCM Pool LLC, an aggregate trading vehicle that trades pursuant to Winton Capital Management Limited’s (“Winton”) Diversified Program.

Winton’s Diversified Program consists of a portfolio of more than 120 commodity interests (subject to regulatory and client constraints) on major commodity exchanges and forward markets worldwide. Winton employs a totally computerized, technical, trend-following trading system developed by its principals. This system tracks the daily price movements from these markets around the world and carries out certain computations to determine each day how long or short the portfolio should be to maximize profit within a certain range of risk measures. If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.

This letter is a notice of the change and no action is required on your part. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or alternatively, Preferred’s Investor Services group at (914) 307-4000 or Preferred@kenmar-us.com.

Sincerely,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Investor Services
Preferred Investment Solutions Corp.
Managing Owner for World Monitor Trust II